SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                       Commission File Number 333-107463



                          Granite Mortgages 03-3 plc
------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

          100 Wood Street, 5th Floor, London, United Kingdom EC2V 7EX
------------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Granite Mortgages 03-3 plc, series 1 class A1, series 1 class A2, series 1 class A3, series 1 class B, series 1 class M and
                    series 1 class C mortgage backed notes
------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     |_|          Rule 12h-3(b)(1)(i)     |_|
     Rule 12g-4(a)(1)(ii)    |_|          Rule 12h-3(b)(1)(ii)    |_|
     Rule 12g-4(a)(2)(i)     |_|          Rule 12h-3(b)(2)(i)     |X|
     Rule 12g-4(a)(2)(ii)    |_|          Rule 12h-3(b)(2)(ii)    |_|
                                          Rule 15d-6              |_|

     Approximate number of holders of record as of the certification or notice date: [ ]

          Pursuant to the requirements of the Securities Exchange Act of 1934, Granite Mortgages 03-3 plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 5, 2005              GRANITE MORTGAGES 03-3 PLC


                                    By: /s/ Sharon Tyson
                                       ------------------------------------
                                       Name:  Sharon Tyson
                                       Representing LDC Securitisation
                                       Director No.1 Limited



                                      2